Exhibit 10.31

The following executive officers have entered into this Amendment Number One to the Separation Agreement, a form of which follows, with Carmike Cinemas, Inc. as of the dates indicated below:

Name	Date
Richard B. Hare	December 29, 2008
Lee Champion	December 29, 2008
Gary F. Krannacker	December 29, 2008
Larry Collins	December 29, 2008

AMENDMENT NUMBER ONE TO THE

SEPARATION AGREEMENT

THIS AMENDMENT (“Amendment”) is entered into by and between                 (“Executive”) and Carmike Cinemas, Inc. (“Carmike”) as of the date set forth below.

WHEREAS, on             , Carmike entered into a Separation Agreement (“Separation Agreement”) with Executive to address certain benefits payable to Executive upon termination of employment;

WHEREAS, the Separation Agreement was prepared in light of the then available guidance under Section 409A of the Internal Revenue Code (“Code”); WHEREAS, the Internal Revenue Service has issued additional guidance under Section 409A of the Code since the parties entered into the Separation Agreement;

WHEREAS, Carmike and Executive desire to amend the Separation Agreement to bring the Separation Agreement into compliance with the current guidance available under Section 409A of the Code and clarify the vesting of stock options and restricted stock upon a termination of employment and the non-solicitation provision;

NOW THEREFORE, the Separation Agreement is hereby amended as follows effective as of the date this Amendment is executed:

§ 1

By amending § 2.1(b) to read in its entirety as follows:

“Carmike shall pay Executive two (2.0) times Executive’s Base Salary in equal monthly installments (subject to applicable tax withholdings) over the twenty-four (24) consecutive month period which starts on the date Executive has a separation from service (within the meaning of § 409A of the Code);”

§ 2

By amending § 2.1(c) to read in its entirety as follows:

“(c) (1) Each outstanding and nonvested stock option granted to Executive by Carmike shall (notwithstanding the terms under which such option was granted) become fully vested and exercisable on the date Executive’s employment so terminates and each outstanding stock option shall (notwithstanding the terms under which such option was granted) remain exercisable for ninety (90) days, or if less, for the remaining term of each such option (as determined as if there had been no such termination of Executive’s employment), subject to the same terms and conditions as if Executive had remained employed by Carmike for such term or such period (other than any term or condition which gives Carmike the right to cancel any such option) and (2) any restrictions on any outstanding restricted stock grants to Executive by Carmike immediately shall (notwithstanding the terms under which such grant was made) expire and Executive’s right to such stock shall be non-forfeitable; and”

§ 3

By amending § 2.1(d) to read in its entirety as follows:

“Carmike shall continue for the period described in § 2.1(b) to provide to Executive the same health, dental and vision care coverage and life insurance coverage as Executive was provided under Carmike’s employee benefit plans, policies and practices on the day before Executive’s employment terminated or, at Executive’s election, on any date in the one (1) year period which ends on the date of such termination of employment; provided, however, Executive shall pay 100% of the cost of such coverage and Carmike shall reimburse Executive for Carmike’s portion of such cost as soon as practical after Executive pays such cost. Further, if Carmike cannot provide such coverage under Carmike’s employee benefit plans, policies or programs, either Carmike shall provide such coverage and benefits to Executive outside such plans, policies and programs at no additional expense or tax liability to Executive (with Executive paying 100% of the cost of such coverage and any tax liability and Carmike reimbursing Executive for such tax liability and Carmike’s portion of such coverage as soon as practical after Executive pays such costs) or Carmike shall reimburse Executive for Executive’s cost to purchase such coverage and benefits and for any tax liability for such reimbursements. Executive at the end of the period described in § 2.1(b) shall have the right to elect healthcare continuation coverage under § 4980B of the Code and the corresponding provisions of the Employee Retirement Income Security Act of 1974, as amended, as if his or her employment had terminated at the end of such period; provided, however,”

§ 4

By amending § 2.1(e) to read in its entirety as follows:

“If Executive is a “specified employee” for purposes of § 409A of the Code (as “specified employee” is defined in Treas. Regs. § 1.409A-1(i)), then each payment to which Executive is entitled under § 2.1(b) shall be delayed until the date which is six (6) months and one (1) day after the date Executive has a “separation from service” (as “separation from service” is defined in § 409A of the Code).”

§ 5

By amending § 2, Compensation and Benefits, to add a new § 2.5 to read as follows:

“Asset Sales. If Carmike engages in a Change of Control under § 1.5(d) as a result of a sale or disposition of 50% or more of the assets or business of Carmike and the purchaser of such assets does not expressly agree to assume this Agreement and all of Carmike’s obligations under this Agreement as part of the asset purchase agreement, Executive shall have the right to resign as of the Effective Date of such Change in Control and such resignation shall be treated as a resignation for Good Reason during this Protection Period.”

§ 6

By amending § 3.1, No Solicitation of Suppliers or Vendors, to read in its entirety as follows:

“Executive will not, during the Restricted Period, for purposes of competing with Carmike in the business of operating movie theatres and related concessions, solicit or seek to solicit on Executive’s own behalf or on behalf of any other person or entity, any other person or entity that directly or indirectly provides goods or services to Carmike, including the provision of movies, popcorn or other concession stand products, or the equipment to show movies and prepare popcorn and other concession stand products, and with whom Executive had a personal business interaction, at any time during the two (2) years immediately prior to the termination of Executive’s employment by Carmike.”

§ 7

By amending § 4.1, Assignment, to read in its entirety as follows:

“This Agreement is for the personal services of Executive, and the rights and obligations of Executive under this Agreement are not assignable in whole or in part by Executive without the prior written consent of Carmike. This Agreement is assignable in whole or in part to any parent, subsidiary, or affiliate of Carmike, but only if such person or entity is financially capable of fulfilling the obligations of Carmike under this Agreement.”

§ 8

By amending § 4.5, Attorneys Fees, to add a new sentence immediately before the last sentence of such section, to read as follows:

“However, no payments shall be made after the third anniversary of the date the last applicable statute of limitations has run, and no payments shall be made for any expenses for a calendar year if Carmike cannot reasonably reimburse such expenses before December 31 of the following calendar year.”

§ 9

By amending § 4, Miscellaneous Provisions, to add a new § 4.13 to read as follows:

“4.13 Compliance with § 409A of the Code. To the extent this Agreement is subject to § 409A of the Code, the Executive and Carmike intend all payments under this Agreement to comply with the requirements of such section, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. To the extent necessary to avoid adverse tax consequences under § 409A of the Code, the timing of any payment under this Agreement shall be delayed by six months and one day in a manner consistent with § 409A(a)(2)(B)(i) of the Code.”

IN WITNESS WHEREOF, Carmike and Executive have executed this Amendment to the Separation Agreement this             day of December, 2008.

CARMIKE CINEMAS, INC.

By:

EXECUTIVE

By: